EXHIBIT 10.32
Bryan P. Ramsey
Vice President
Human Resources
January 11, 2006
Mr. R. Leon Blackburn
351 Laverne Avenue
Mill Valley, CA 94941
Dear Leon:
We are very excited by the prospect of your joining our team and believe you will make a significant contribution to the success of our business. On behalf of GenCorp Inc., I am delighted to offer you the position of Vice President and Controller. In this position, you will report directly to Yasmin Seyal, Chief Financial Officer.
Our offer is contingent upon your written acceptance of the position under the following terms of employment:
•	Start Date. Your employment with the company will commence on Monday, February 6, 2006.

•	Salary. Your monthly base salary will be $20,000 per month ($240,000 per annum).

•	Hiring Bonus. You will receive a sign-on bonus in the amount of $24,000. This payment will be paid to you minus applicable taxes during your first 30 days of employment. This sign-on bonus is conditioned upon: 1) your acceptance of the offered position; and 2) your agreement not to voluntarily terminate your employment with GenCorp for a period of one year. In the event that you voluntarily terminate your employment within the one-year period, you hereby agree to reimburse GenCorp for this sign-on bonus within 30 days of employment termination.

•	Pension. You will automatically participate in the GenCorp Consolidated Pension Plan. Participation in this plan does not require employee contributions and your accrued benefit fully vests after five years of service.

•	Annual Bonus. You will be eligible to participate in the Company’s annual incentive plan, beginning with GenCorp’s fiscal year 2006. Your maximum incentive opportunity will be 50% of your annual base salary. For fiscal year 2006, GenCorp guarantees that one-half ($60,000) of your annual incentive will be paid to you. Annual incentive payments are payable in the quarter following the end of the fiscal year and in accordance with GenCorp’s regular pay practices and at the discretion of the CEO. All bonus payments require you to be employed by GenCorp on the date of payment.

•	Stock Appreciation Rights. You will be eligible to participate in the Stock Appreciation Rights (SARs) or similar program applicable to corporate executives under the GenCorp 1999 Equity and Performance Incentive Plan. Grants typically are made on an annual basis, although the frequency of grants is subject to the discretion of the CEO and the Board of Directors. The number of SARs granted is based on competitive norms associated with base salary, subject to management’s judgment of the individual’s performance and potential.

You will be granted 5,000 SARs effective as of the date your employment begins.

•	Restricted Stock. You will be eligible to participate in the long term incentive program under the 1999 Equity and Performance Incentive Plan as approved by the Board of Directors. In recent years, key executives received grants of restricted stock, which vest if specified performance goals are achieved. Such grants are normally made during GenCorp’s first fiscal quarter.

In addition, you will be granted 15,000 time-based restricted shares of GenCorp Common Stock effective upon the Board of Directors meeting scheduled for January 23, 2006. Provided that you remain in the continuous employ of the Company, the restriction on these shares will lapse three years from date of the grant.

•	Severance Agreement. Subject to approval of the Board of Directors, you will be offered a Severance Agreement containing the standard terms and conditions applicable to GenCorp Officers, which provides benefits in the event of a “change in control”.

•	Benefit Restoration Plan. You will also participate in the company benefit restoration plan. The purpose of this plan is to restore 401(k) contributions and pension benefits that you would otherwise lose because of certain Internal Revenue Code limitations on participation in such plans.

•	Relocation. To assist you with your relocation to the Sacramento area, we are offering you the benefits outlined in the enclosed relocation summary. Following your written acceptance of our offer, a GMAC Global Relocation Services representative will contact you to initiate your move. All relocation activities must be completed within twelve (12) months from your start date. You should be aware that all payments for any and all costs associated with relocation shall be repaid to GenCorp should you resign within twelve (12) months after hire.

•	401(k). You will be eligible to participate in the GenCorp Retirement Savings Plan. The plan provides a 100% matching contribution up to the first three percent of your contributions to the plan and a 50% match on your next three percent of contributions. All company matching contributions vest immediately and are invested in the GenCorp Stock Fund.

•	Vacation. You will be eligible for four (4) weeks of paid vacation. Vacation accrues by pay period.

•	Flexible Benefits. GenCorp offers a flexible benefits program that provides a number of benefit levels and options from which to choose. These options include, but are not limited to:
•	Comprehensive health insurance

•	Dental insurance

•	Life insurance

•	Accidental death and dismemberment insurance

•	Long-term disability insurance
     Some of these coverages require employee contributions; some are voluntary.
•	GenCorp offers a drug-free work environment. It is the policy of GenCorp that all offers of employment are contingent upon successfully passing a pre-employment alcohol and drug screen test. Additionally, you must satisfy all job-related physical requirements.

•	This employment offer is contingent upon reference checks and a background investigation as well as upon your receiving appropriate security clearances.

•	Our offer is also contingent upon your signing all of the following documents and returning them in the enclosed envelope:
•	One copy of this offer letter

•	Notice to Consumer and Identification Information Disclosure & Criminal History Disclosure (Form 1 and Form 2)

•	Badging & Plant Security Questionnaire (Please enclose this form in the envelope addressed to Security, seal the envelope, and return it to us along with all of the documents listed above.)

Please complete all of these forms and return them with your signed offer letter in the enclosed envelope.

•	Additionally, GenCorp is required by Federal law to verify all new employees’ legal right to work in the United States. Our offer is contingent upon your providing this proof. It is not necessary to provide proof now, but you must provide proof of your legal right to work in the United States on your first day of work. The documents described in the enclosed list are acceptable for this purpose. If you will have any difficulty providing this documentation on your start date, please notify us immediately.

•	The term of your employment will be indefinite in duration and therefore, subject to termination at will by notice from you or GenCorp. Nothing in this offer letter, including the provisions of the sign-on bonus, should be construed as a modification of this employment at-will policy.

•	Lastly, this letter incorporates all of the elements of our employment offer, subject to the more definitive terms of the GenCorp Human Resources policies and employee benefit plans. There are no other terms or conditions of employment, and your acceptance of this offer acknowledges that no one provided additional promises or incentives for you to accept employment with GenCorp. Summary descriptions of the GenCorp employee benefit plans are available upon request.
Yasmin, Terry and I are pleased to welcome you to the GenCorp team. If you have any questions, please feel free to contact me at 916-355-2072. To indicate your agreement with the above terms of your employment offer, please sign below and return one copy of this letter to me in the enclosed return envelope.
Sincerely,

/s/ Bryan P. Ramsey
Bryan P. Ramsey
Vice President Human Resources

Accepted this 11th day of January, 2006.

Signature: /s/ R. Leon Blackburn

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